Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of June 2, 2016

by and among

VEREIT OPERATING PARTNERSHIP, L.P.,

as Borrower,

VEREIT, INC.,

as Parent,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

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-ii-

-iii-

SCHEDULES AND EXHIBITS

SCHEDULE I	Commitments
SCHEDULE 1.1(a)	List of Loan Parties
SCHEDULE 1.1(b)	Specified Ground Leases
SCHEDULE 1.1(c)	Managed REITs
SCHEDULE 1.1(d)	Permitted Liens
SCHEDULE 1.1(e)	[Reserved]
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(i)	Litigation
SCHEDULE 8.14	Certain Indebtedness
SCHEDULE 10.2	Existing Negative Pledges
SCHEDULE 10.3	Existing Restrictions on Intercompany Transfers
SCHEDULE 10.9	Existing Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	[Reserved]
EXHIBIT C	[Reserved]
EXHIBIT D	[Reserved]
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Notice of Borrowing
EXHIBIT H	Form of Notice of Continuation
EXHIBIT I	Form of Notice of Conversion
EXHIBIT J	Form of Solvency Certificate

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EXHIBIT K	Form of Designated Eligible Property Certificate
EXHIBIT L	Form of Pledge Agreement
EXHIBIT M	Form of Term Note
EXHIBIT N	[Reserved]
EXHIBIT O	[Reserved]
EXHIBIT P	[Reserved]
EXHIBIT Q-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT Q-2	Form of U.S. Tax Compliance Certificate for Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT Q-3	Form of U.S. Tax Compliance Certificate for Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT Q-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT R	Form of Compliance Certificate

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THIS CREDIT AGREEMENT (this “Agreement”) dated as of June 2, 2016 by and among VEREIT OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), VEREIT, INC., a corporation incorporated under the laws of the State of Maryland (the “Parent”), each of the financial institutions from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), with JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC, as Joint Lead Arrangers and Joint Bookrunners (in such capacities, the “Arrangers” and each, an “Arranger”).

WHEREAS, the Parent, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will make loans to or for the benefit of the Borrower.

WHEREAS, the Lenders desire to make available to the Borrower a term loan credit facility in the initial principal amount of $300 million on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquisition” means any transaction or series of related transactions constituting (a) an acquisition by a Person of any real property or (b) any acquisition by any Person of all or substantially all of the Equity Interests, assets or any combination thereof of (including any merger or consolidation with and into) any other Person the core assets of which constitute real property assets or other assets that are reasonably ancillary thereto (including any fee-based businesses).

“Additional Collateral” has the meaning given that term in Section 11.3(a).

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for such period minus (b) Reserves for Replacements for such period.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or the Parent.

“Agency Fee Letter” means that certain Administrative Agent Fee Letter dated May 5, 2016 among the Borrower, the Parent and the Administrative Agent.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act and the UK Bribery Act (each as in effect from time to time).

“Applicable Law” means all (a) international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, (b) administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case of clauses (b) and (c), to the extent having the force of law.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level IV. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has two Credit Ratings that are not equivalent, the Applicable Margin will be determined based on the higher Credit Rating. In the event that the Borrower has two Credit Ratings that are two Levels apart, the Level corresponding to the midpoint shall apply, and in the event that the Credit Ratings are more than two Levels apart, the Level that is two Levels below the higher of the two Credit Ratings shall apply. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from any Rating Agency, the Applicable Margin shall be determined based on Level IV.

Level	Credit Rating	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	BBB+/Baa1 (or higher)	1.15%	0.15%
II	BBB/Baa2	1.30%	0.30%
III	BBB-/Baa3	1.60%	0.60%
IV	BB+/Bal (or lower)	2.05%	1.05%

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” means JPMorgan and Barclays Bank PLC in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBOR Rate for any day shall be based on the LIBOR at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively.

“Base Rate Loan” means a Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group on behalf of employees of the Parent, the Borrower or any Subsidiary of the Parent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Broker-Dealer Subsidiary” means any Subsidiary of the Parent that (a) is a “registered broker and/or dealer” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers of securities and/or (b) is required to be registered under the Commodity Exchange Act or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants, introducing brokers and commodity pool operators.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York are open for the conduct of their commercial banking business; provided that, when used in connection with a LIBOR Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalization Rate” means 7.0%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above and (f) other similar customarily utilized investments of substantially similar quality (as determined in good faith by the Borrower) denominated in Foreign Currencies; provided that for purposes of Section 10.1 and 10.8 (and any definitions used therein) (i) amounts attributable to Cash Equivalents of the type described in this clause (f) shall be reduced by the amount (if any) of adverse tax consequences for the Parent or any of its Subsidiaries that would result if such investments were to be repatriated to the United States (as determined by the Borrower in good faith) and (ii) in no event shall the aggregate Dollar Amount of Cash Equivalents attributable to Cash Equivalents that are subject to reduction under clause (f)(i) exceed $10,000,000 at any time.

“Change of Control” means the occurrence of any event described in Section 11.1(l).

“Charges” has the meaning set forth in Section 3.7.

“Collateral” means all the “Collateral” and “Pledged Collateral” (or equivalent terms) as defined in any Collateral Document and any and all other property, now existing or hereafter acquired, that may at any time be or become subject (or purported to be subject) to a security interest or Lien to secure the Obligations.

“Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents executed by the Parent or any of its Subsidiaries in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements and pledge agreements now or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Collateral Reinstatement Date” has the meaning set forth in Section 8.20.

“Collateral Suspension Period” means the period of time beginning upon the occurrence of a Ratings Upgrade and ending upon the occurrence of a Ratings Downgrade.

“Commitment” means, as to a Lender, such Lender’s Term Loan Commitment.

“Commitment Reduction Notice” has the meaning given that term in Section 2.13(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Continue,” “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11 or as required by Section 2.10 or 5.2.

“Credit Event” means the making (or deemed making in accordance with the provisions of this Agreement) of any Loan.

“Credit Rating” means the rating assigned by a Rating Agency (which, solely for the purposes of the definition of Investment Grade Rating, shall also include Fitch) to the senior unsecured long term Indebtedness of a Person.

“Cure Period” shall have the meaning given that term in Section 11.3(a).

“Cure Right” shall have the meaning given that term in Section 11.3(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent, the Borrower or any of their respective Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions, but excluding, in each case, for the avoidance of doubt, any conversion option embedded in any convertible debt security issued by the Parent or any Subsidiary thereof.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any contractual netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts.

“Designated Eligible Property” means each Property which satisfies all of the following requirements: (a) such Property is a retail, office or industrial Property; (b) such Property is owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary 100% of the Equity Interests of which have been pledged as Collateral; (c) such Property is located in a State or territory of the United States of America, Canada or in the District of Columbia; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right, directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term) or (ii) any Negative Pledge; (f) such Property is not a Development Property; (g) such Property is, to the knowledge of the Borrower, free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters, except for defects, deficiencies, conditions or other matters, individually or collectively, which are not material to the profitable operation of such Property and (h) the Occupancy Rate of such Property equals or exceeds 80%. Notwithstanding the foregoing, for purposes of determining Designated Eligible Property Adjusted NOI, (i) to the extent the amount of Designated Eligible Property Adjusted NOI attributable to (A) Properties leased under Ground Leases would exceed 5% of Designated Eligible Property Adjusted NOI, such excess shall be excluded, (B) Properties that are restaurant properties would exceed 30% of Designated Eligible Property Adjusted NOI, such excess shall be excluded, (C) Properties that are office properties would exceed 25% of the Designated Eligible Property Adjusted NOI, such excess shall be excluded, (D) Properties leased to tenants with Credit Ratings that are not Investment Grade Ratings would exceed 65%, such excess shall be excluded, (E) Properties that are leased to the same tenant would exceed 10% of the Designated Eligible Property Adjusted NOI, such excess shall be excluded, (F) Properties that are industrial or logistics properties would exceed 25% of the Designated Eligible Property Adjusted NOI, such excess shall be excluded, (G) a single Property would exceed 10% of the Designated Eligible Property Adjusted NOI, such excess shall be excluded and (H) Properties leased to tenants that have “gone dark” or are delinquent in lease payments would exceed 5% of the Designated Eligible Property Adjusted NOI, such excess shall be excluded and (ii) the weighted average remaining lease term of all Properties included in such calculation shall be greater than or equal to six years.

“Designated Eligible Property Adjusted NOI” means, for any period, (a) NOI from all Designated Eligible Properties, minus (b) with respect to each Designated Eligible Property, the greater of (i) the actual property management fee paid during such period with respect to such Designated Eligible Property and (ii) an imputed management fee in the amount of 1% per annum on the aggregate base rent and percentage rent due and payable under leases at such Designated Eligible Property for such period. Notwithstanding anything to the contrary in the foregoing, if NOI from any Designated Eligible Property is less than zero, then Designated Eligible Property Adjusted NOI with respect to such Designated Eligible Property shall be deemed to be zero for purposes of this Agreement.

“Designated Eligible Property Asset Value” means the quotient of (i) the Designated Eligible Property Adjusted NOI from all Designated Eligible Properties divided by (ii) the Capitalization Rate.

“Designated Eligible Property Certificate” means a certificate substantially in the form of Exhibit K hereto.

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 80% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been substantially completed such that occupancy is not viable. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate such real property prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that constitutes Recourse Indebtedness of the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least one hundred eighty (180) days shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80%.

“Disposition” has the meaning provided in Section 10.4.

“Disqualified Institutions” means competitors of the Borrower and Affiliates of such competitors, in each case identified by the Borrower to the Administrative Agent in writing (including by email communication) on or prior to the Effective Date and as may be otherwise identified by the Borrower to the Administrative Agent (and consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) in writing from time to time (but no such identification shall apply retroactively to Persons that already acquired and continue to hold (or have and remain committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest); provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Institutions, the Administrative Agent may disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization;

(ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); (v) other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) and (vi) equity in net income (loss) of its Unconsolidated Affiliates plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include for the applicable period, without limitation but without duplication, (v) all commissions, guaranty fees, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Derivatives Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (w) fees, expenses and charges incurred during such period directly relating to the negotiation of and entry into (A) the Loan Documents and any amendments to the Loan Documents or any agreement entered into in connection therewith or (B) any other agreement governing any Indebtedness issued or incurred or proposed to be issued or incurred by the Parent or its Subsidiaries, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions (whether or not consummated) not permitted to be capitalized pursuant to GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the Term Loans are funded upon the satisfaction (or waiver in accordance with Section 13.6) of the conditions specified in Section 6.2.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and such other parties whose consent is required under Section 13.5(b)(iii). No Disqualified Institution shall be an Eligible Assignee.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a retail, office or industrial Property; (b) such Property is wholly owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary; (c) such Property is located in a State or territory of the United States of America, in the District of Columbia or in Canada; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term) or (ii) any Negative Pledge; (f) such Property is not a Development Property; (g) such Property is, to the Borrower’s knowledge, free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (h) the Occupancy Rate of such Property equals or exceeds 80%.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health (with respect to exposure to Hazardous Materials) or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability on any member of the ERISA Group under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien upon any member of the ERISA Group in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any Subsidiary of the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any Subsidiary of the Parent, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning provided in Section 11.1(l)(i).

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (or any franchise or similar Taxes in lieu thereof, however denominated) and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 30, 2014, by and among the Borrower, the Parent, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Existing Notes Refinancing” has the meaning assigned thereto in Section 8.8.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Parent (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $5,000,000, such determination may be made by the chief financial officer of the Parent evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB” means the the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means that certain fee letter dated as of May 5, 2016 by and among the Borrower, the Parent and the Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fitch” means Fitch Ratings, Ltd. and its successors.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid in cash by such Person during such period. The Parent’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Parent.

“Foreign Currencies” means (i) euros, (ii) Pounds Sterling, (iii) Canadian Dollars, and (iv) any other Foreign Currency agreed to by the Administrative Agent that is (x) lawful currency that is readily available and freely transferable and convertible into Dollars and (y) available in the London interbank deposit market.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Effective Date shall not be required to be treated as a capital lease as a result of the adoption of future changes, if any, in GAAP.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports required by Applicable Law to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative power or functions or pertaining to government (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, and any supranational bodies such as the European Union or the European Central Bank) or, with respect to any specified Person, any arbitrator or any quasi-governmental authority, body or agency with authority to bind such specified Person at law.

“Grantor” means each Subsidiary of Parent that grants a Lien on or security interest in any Collateral pursuant to a Collateral Document.

“Ground Lease” means (a) a ground lease containing the following terms and conditions: (i) a remaining term (exclusive of any unexercised extension options) of 35 years or more from the Agreement Date; (ii) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (iii) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (iv) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (v) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; and (b) certain other ground leases set forth on Schedule 1.1(b).

“Guarantor” means any Parent Guarantor and any Subsidiary Guarantor.

“Guaranty,” “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean a guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit F.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than one hundred and eighty (180) days or (ii) being contested in good faith by appropriate proceedings diligently conducted); (c) all obligations of such Person (other than trade accounts payable), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or

(iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off-Balance Sheet Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) to the extent required by GAAP, all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (j) all Indebtedness of the type referred to in clauses (a) through (i) of other Persons which such Person has Guaranteed or otherwise constitutes Recourse Indebtedness to such Person or (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, limited to the lesser of (i) the Fair Market Value of the property or assets subject to such Lien and (ii) the aggregate amount of the Indebtedness so secured; and (l) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, constitute Recourse Indebtedness of such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the portion of such Indebtedness that constitutes Recourse Indebtedness, shall be included as Indebtedness of such Person).

“Indemnifiable Amounts” has the meaning provided in Section 12.6.

“Indemnified Party” has the meaning provided in Section 13.9(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning provided in Section 13.9(a).

“Information” has the meaning provided in Section 13.8.

“Intellectual Property” has the meaning given that term in Section 7.1(r).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Parent, including capitalized interest not funded under a construction loan interest reserve account (but excluding non-cash amortization or write-off of debt issuance costs and commissions), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Parent’s Ownership Share of Interest Expense of Unconsolidated Affiliates for such period.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan, the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. In addition to the foregoing periods, the Borrower may request Interest Periods for LIBOR Loans having durations of at least seven (7), but not more than thirty (30), days no more than five times during any 12-month period beginning during the term of this Agreement but only in anticipation of (i) the Borrower’s prepayment of such LIBOR Loans under Section 2.9 or (ii)

Continuation of such LIBOR Loans under Section 2.10 or any other modification of this Agreement. Notwithstanding the foregoing: (a) if any Interest Period for Term Loans would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person or (d) an Acquisition. Any unconditional commitment to make an Investment in any other Person, as well as any unconditional option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating of (a) BBB- or higher from S&P, (b) Baa3 or higher from Moody’s or (c) BBB- or higher from Fitch.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns.

“Lender Parties” means the holders of the Obligations from time to time and shall include the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBO Screen Rate” means, for any day and time, for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the LIBO Screen Rate.

“LIBOR Loan” means a Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on the Adjusted LIBOR Rate.

“Lien” as applied to the property of any Person means any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Term Note, the Guaranty, the Collateral Documents, the Agency Fee Letter, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, the Grantors and the Guarantors. Schedule 1.1(a) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Local Time” means (a) with respect to currency denominated in Dollars, New York City time, (b) with respect to Foreign Currency denominated in Canadian Dollars, Toronto time, (c) with respect to Foreign Currency denominated in euros or Pounds Sterling, London time or (d) with respect to any other Foreign Currency, local time in such foreign jurisdiction (it being understood that such local time shall mean London time unless otherwise notified by the Administrative Agent).

“Managed REIT” means a real estate investment trust managed or advised by the Parent or a Subsidiary and listed on Schedule 1.1(c) (as the same may be updated from time to time by the Parent or the Borrower in writing to the Administrative Agent).

“Management Contract” means a management contract or advisory agreement under which the Parent or one of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

“Management EBITDA” means, for any period, an amount equal to (a) the aggregate sum of revenues for such period earned by the Parent and its Subsidiaries from Private Capital Management Business, including asset management revenue, performance revenue, structuring revenue, advisor’s participation in cash flow (if any), interest income, advisory and dealer manager fees and compensation or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, together with appropriate adjustments for minority interests and excluding revenue related to reimbursed costs but including distributions received for such period related to the ownership of shares in managed funds and Managed REITs, minus (b) operating expenses and other costs of the Parent and its Subsidiaries (including, without limitation, all general and administrative expenses, but excluding costs incurred on behalf of the Parent to the extent such costs have been reimbursed) arising from the Private Capital Management Business for such period.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other “qualified” Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other “qualified” Equity Interests); in each case, on or prior to the Term Loan Maturity Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Indebtedness” has the meaning provided in Section 11.1(d)(i).

“Maximum Loan to Designated Eligible Property Asset Value Ratio” has the meaning given to such term in Section 10.1(h).

“Maximum Rate” has the meaning given that term in Section 3.7.

“Minimum Designated Eligible Property Debt Yield” has the meaning given such term in Section 10.1(i).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or a Subsidiary of the Parent is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period, but in the case of any such plan maintained or contributed to by a Person that has ceased to be a member of the ERISA Group (and not by any Person that is a current member of the ERISA Group), only if a current member of the ERISA Group could reasonably be expected to have any material liability with respect to such plan.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (but specifically excluding general overhead expenses of the Parent and its Subsidiaries and any property management fees).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders, all Lenders of a facility or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by the Requisite Lenders.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Notice of Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2(b) evidencing the Borrower’s request for a borrowing of Term Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit H to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit I (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Intent to Cure” means a certificate of a Responsible Officer of the Parent or the Borrower delivered to the Administrative Agent, with respect to any period for which a Cure Right will be exercised pursuant to Section 11.3, on the earlier of the date the financial statements required under Section 9.1 or 9.2 were delivered or were required to be delivered with respect to the most recent end of such period, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default as contemplated in Section 11.3.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under this Agreement or any of the other Loan Documents or in respect of any Loan, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and all interest, fees and other amounts that, but for the filing of a petition in bankruptcy against any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed or allowable against such Loan Party for such interest, fees and other amounts in the related bankruptcy proceeding.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants and upon which rent is paid, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for sixty (60) or more days to (b) the aggregate net rentable square footage of such Property.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC (or any Governmental Authority substituted therefor).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means VEREIT, Inc., a Maryland corporation.

“Parent Guarantor” means the Parent and any Subsidiary of the Parent owning any direct or indirect interest in the Borrower that is party to the Guaranty as a “Guarantor.”

“Participant” has the meaning given that term in Section 13.5(d).

“Participant Register” has the meaning given that term in Section 13.5(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Acquisition” means an Acquisition by the Parent or any Subsidiary of the Parent provided that:

(i) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to any such Acquisition;

(ii) if such transaction is a merger or consolidation to which the Borrower or any Guarantor is a party, the Borrower or such Guarantor shall be the surviving Person and no Change of Control shall have been effected thereby; and

(iii) if the aggregate consideration paid in respect of such Acquisition (including any Indebtedness assumed in connection therewith) exceeds $500,000,000, the following additional requirements shall also be satisfied:

(w) with respect to any such Acquisition, no less than fifteen (15) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition;

(x) the Borrower shall have certified on or before the closing date of such Acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(y) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Requisite Lenders (through the Administrative Agent) reasonably in advance of the proposed closing date of such Acquisition in respect thereof; and

(z) with respect to any such Acquisition, no later than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Administrative Agent a compliance certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance on a pro forma basis (as of the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each of the financial covenants in the Loan Documents.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6; (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under the applicable provisions of Section 8.6; (c) easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which do not materially detract from the value of the property subject thereto or materially impair the intended use thereof in the business of such Person; (d) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (e) the rights of tenants under leases and subleases which do not materially impair the intended use thereof in the business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties to secure the Obligations; (g) Liens securing judgments to the extent not resulting in an Event of Default pursuant to Section 11.1(h); and (h) Liens listed on Schedule 1.1(d).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group, but in the case of any such plan maintained or contributed to by a Person that has ceased to be a member of the ERISA Group (and not by any Person that is a current member of the ERISA Group), only if a current member of the ERISA Group could reasonably be expected to have any material liability with respect to such plan.

“Pledge Agreement” means that certain Pledge Agreement, substantially in the form of Exhibit L or any other form reasonably acceptable to the Administrative Agent, to be dated as of the Effective Date, between VEREIT SPE Holdco and the Administrative Agent, and acknowledged by Parent and the Borrower.

“Pledged Collateral” means all the “Pledged Collateral” as defined in the Pledge Agreement.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0)% per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0)%.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means the office of the Administrative Agent located at 10 South Dearborn, Floor L2S, Chicago, IL 60603, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Private Capital Management Business” means the provision of management services under Management Contracts in connection with the “Private Capital Management Business” of the Parent and its Subsidiaries.

“Pro Rata Share” means, as to each Lender as of any date of determination, the ratio, expressed as a percentage of (a) (i) the amount of such Lender’s unused Term Loan Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) (i) the aggregate amount of the unused Term Loan Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans of all Lenders.

“Projections” has the meaning given that term in Section 7.1(t).

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Public-Sider” means a Lender whose representatives may trade in securities of the Parent, the Borrower or their respective controlling Persons or Subsidiaries while in possession of the financial statements provided by the Parent and the Borrower under the terms of this Agreement.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P or Moody’s.

“Ratings Downgrade” means any time during which the Borrower loses its Investment Grade Rating from any two of Fitch, Moody’s and S&P, to the extent that such two rating agencies had previously given the Borrower a Ratings Upgrade resulting in a Collateral Suspension Period.

“Ratings Upgrade” means any time during which the Borrower’s Credit Rating is an Investment Grade Rating from at least two of Fitch, Moody’s and S&P.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recourse Indebtedness” means Indebtedness that is not Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“Regulatory Net Capital” of any Person means (a) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (a) of the definition of “Broker-Dealer Subsidiary,” the then current minimum net capital such Person is required to have and maintain pursuant to Rule 15c3-1 under the Securities Exchange Act and regulations promulgated thereunder (or under comparable statutes and regulations of the applicable jurisdiction) and (b) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (b) of the definition of “Broker-Dealer Subsidiary,” the then current Adjusted Net Capital (as defined in the Commodity Futures Trading Commission (CFTC) Regulation 1.17) such Person is required to have and maintain pursuant to applicable National Futures Association (NFA) financial requirements (or under comparable statutes and regulations of the applicable jurisdiction).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Section 856 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Release Conditions” has the meaning given that term in Section 8.16.

“Release Request” has the meaning given that term in Section 8.16.

“Requisite Lenders” means, as of any date, Term Loan Lenders having more than 50% of the sum of (a) the aggregate amount of the unused Term Loan Commitments plus (b) the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Term Loan Lenders.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, president, the chief financial officer, chief accounting officer, treasurer, assistant treasurer and controller of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding, in each case, except for a dividend or distribution payable or other payment made solely in (i) shares of that class of Equity Interests, (ii) shares in any other class of Equity Interests not constituting Mandatorily Redeemable Stock, with terms that are not materially more favorable, taken as a whole and in the good faith determination of Borrower, than the Equity Interests with respect to which such dividend, distribution or other payment was made or (iii) shares of any class of common Equity Interests.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means the economic, financial or other sanctions laws, regulations or embargoes administered and enforced by:

(a) the government of the United States of America;

(b) the United Nations Security Council;

(c) European Union;

(d) the United Kingdom; or

(e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State and Her Majesty’s Treasury (“HMT”) in the United Kingdom

(each Person described in the foregoing clauses (a) through (e), a “Sanctions Authority”).

“Sanctions Authority” has the meaning given that term in the definition of “Sanctions.”

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Financial Sanctions: Consolidated List of Targets” and the “Investment Ban List” maintained by HMT, or any similar applicable list maintained by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, and in the case of the Parent, shall include (without duplication), the Parent’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness; provided, further, that in no event shall the Obligations under (and as defined in) the Existing Credit Agreement constitute “Secured Indebtedness” as a result of any security interest granted to the administrative agent thereunder or the issuing bank thereunder solely in the Letter of Credit Collateral Account (as defined in the Existing Credit Agreement).

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Notes” means the Borrower’s 4.125% senior notes due 2021 and 4.875% senior notes due 2026.

“Senior Notes due 2017” means the Borrower’s existing 2.00% Senior Notes due 2017.

“Solvency Certificate” means the solvency certificate executed and delivered by a financial officer of the Parent on the Effective Date, substantially in the form of Exhibit J or any other form reasonably acceptable to the Administrative Agent.

“Solvent” means, when used with respect to any Person, that (a) the fair value of the property of such Person and such Person’s Subsidiaries, on a consolidated basis, (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s Subsidiaries) is greater than the total amount of liabilities, including contingent liabilities of such Person and such Person’s Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of such Person and such Person’s Subsidiaries, on a consolidated basis, (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s Subsidiaries) is greater than the amount that will be required to pay the probable liability on a fair valuation of the total liabilities of such Person and such Person’s Subsidiaries on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person does not intend to, and does not believe (nor should it reasonably believe) that it or its Subsidiaries, on a consolidated basis, will, incur debts or liabilities beyond the ability of such Person and such Person’s Subsidiaries, on a consolidated basis, to pay such debts and liabilities as they become due (whether at maturity or otherwise); (d) such Person and such Person’s Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the businesses, in which such Person and such Person’s Subsidiaries are engaged as such businesses are now conducted (and reflected in the financial projections) and are proposed to be conducted following the Effective Date; and (e) such Person and such Person’s Subsidiaries, on a consolidated basis, are able to pay the debts and liabilities, contingent obligations and other commitments of such Person and such Person’s Subsidiaries, on a consolidated basis, as they mature in the ordinary course of business; provided that, for purposes of this definition, the amount of any contingent liability or contingent obligation shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and is reasonably estimable.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantor” means any Subsidiary of the Parent that is not otherwise required to be a Parent Guarantor and Guarantees Indebtedness of the Borrower or any Guarantor, and that is party to the Guaranty as a “Guarantor.”

“Tangible Net Worth” means, with respect to any Person as of a given date, the stockholders’ equity of such Person determined on a consolidated basis, plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of such Person): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding lease intangibles), all determined as of such date on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.

“Term Loan Availability Period” means the period commencing on the Agreement Date and ending on July 15, 2016.

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.2, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount.”

“Term Loan Commitment Percentage” means, as to each Lender with a Term Loan Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders.

“Term Loan Lender” means a Lender having a Term Loan Commitment and/or holding a Term Loan.

“Term Loan Maturity Date” means the date that is three years following the Effective Date.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit M, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loans.

“Termination Date” means the date that all Obligations (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) have been paid and satisfied in full and all Commitments have been terminated.

“Titled Person” has the meaning given that term in Section 12.9.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis: (a) calculated on a consolidated basis for the Parent and its Subsidiaries (other than broker-dealer subsidiaries) (i) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (ii) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for the 6-month period ending on such date of determination, the quotient of (A) Net Operating Income of the Parent and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4), divided by (B) the Capitalization Rate; plus (iii) unless the Borrower shall have irrevocably elected to have such Property included in the calculation under clause (a)(ii) above, with respect to any Property acquired during the 6-month period ending on such date of determination, the acquisition price paid for all such Properties; plus (iv) the undepreciated GAAP book value of all Development Properties; plus (v) the acquisition price of Unimproved Land, less any GAAP impairment charges specific to any such asset; plus (vi) the acquisition price of all mortgage notes receivable and mezzanine loans, less any GAAP impairment charges specific to any such asset; plus (vii) the GAAP book value of marketable securities of the Parent and its Subsidiaries, plus (viii) any asset value associated with amounts then constituting Indebtedness pursuant to clauses (b) and (h) of the definition of Indebtedness (which asset value shall not exceed the corresponding amount of any such Indebtedness), plus (b) Management EBITDA for the immediately preceding period of four consecutive fiscal quarters multiplied by five (5). The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)(i)) will be included in the calculation of Total Asset Value consistent with the above described treatment for wholly owned assets. Net Operating Income attributable to (x) Properties acquired or disposed of during the fiscal quarter ending immediately prior to any date of determination of Total Asset Value or (y) Properties that were Development Properties at the end of such fiscal quarter, shall not be included in the calculation of Total Asset Value. Notwithstanding the foregoing, for purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (A) Properties leased under Ground Leases would exceed 15% of Total Asset Value, such excess shall be excluded, (B) the amount under clause (b) above would exceed 5% of Total Asset Value, such excess shall be excluded and (C) from and after the 12-month anniversary of the Effective Date, Properties that are restaurant properties would exceed 30% of Total Asset Value, such excess shall be excluded.

“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to cease to constitute a Development Property, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements (excluding any such costs to be reimbursed or paid directly by the tenant); (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property, but in any such case, less any costs that are contractually required to be reimbursed by any Person other than the Parent or any of its Subsidiaries. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Indebtedness” means all Indebtedness of the Parent and its Ownership Share of all Indebtedness of all Subsidiaries of the Parent.

“Transactions” means the funding of the Term Loans, the offering of Senior Notes, the Existing Notes Refinancing and the transactions in connection therewith.

“Type” with respect to any Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any Affiliate in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, (a) NOI from all Eligible Properties, minus (b) with respect to each Eligible Property, the greater of (i) the actual property management fee paid during such period with respect to such Eligible Property and (ii) an imputed management fee in the amount of 1% per annum on the aggregate base rent and percentage rent due and payable under leases at such Eligible Property for such period.

“Unencumbered Asset Value” means, as of any date of determination, the sum, without duplication, of (a)(i) with respect to all Eligible Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for the 6-month period ending on such date of determination, the quotient of (x) the Unencumbered Adjusted NOI (excluding NOI attributable to Development Properties) for the fiscal quarter most recently ended multiplied by four (4), divided by (y) the Capitalization Rate, plus (ii) with respect to any Eligible Property acquired during the 6-month period ending on such date of determination, the acquisition price paid for all such Eligible Properties which Eligible Properties are not subject to any Lien (other than Permitted Liens described in clauses (a) through (f) of the definition thereof) or any Negative Pledge, plus (b) Unencumbered Management EBITDA for the immediately preceding period of four consecutive fiscal quarters multiplied by five (5), plus (c) calculated on a consolidated basis for the Parent and its Subsidiaries (other than broker-dealer subsidiaries), cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way). Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value, to the extent the amount of Unencumbered Asset Value attributable to (A) Properties leased under Ground Leases would exceed 15% of Unencumbered Asset Value, such excess shall be excluded, (B) Properties located in Canada would exceed 5% of Unencumbered Asset Value, such excess shall be excluded, (C) the amount under clause (b) above would exceed 10% (or, from and after the 18-month anniversary of the Effective Date, 5%) of Unencumbered Asset Value, such excess shall be excluded, (D) the amount under clause (c) above would exceed, without duplication, the sum of (i) 2.5% of Unencumbered Asset Value plus (ii) up to $1.0 billion of cash and Cash Equivalents of the type described in clause (c) above solely to the extent the Borrower has reasonably designated such cash and Cash Equivalents as purchase price consideration for a proposed Permitted Acquisition that is the subject of a binding purchase agreement, such excess shall be excluded, and (E) Properties that are restaurant properties would (i) exceed 40% of Unencumbered Asset Value at any time during the period commencing on July 1, 2015 to and including June 29, 2016, (ii) exceed 35% of Unencumbered Asset Value at any time during the period commencing on June 30, 2016 to and including December 30, 2016 and (iii) exceed 30% of Unencumbered Asset Value at any time commencing on December 31, 2016 and thereafter, such excess, in each case, shall be excluded.

“Unencumbered Management EBITDA” means, for any period, Management EBITDA for such period generated by Persons whose assets and equity interests are not subject to any Lien other than Permitted Liens described in clauses (a) through (f) of the definition thereof and buy sell rights with respect to Unconsolidated Affiliates on customary terms and conditions.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is currently scheduled or in process.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“VEREIT SPE Holdco” means VEREIT SPE Holdco, LLC, a limited liability company formed under the laws of the State of Delaware.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party, (c) the Administrative Agent and (d) any other person required to withhold any Taxes, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 General; References to Central Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6); provided, further, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent not prohibited hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable.

Section 1.3 Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Parent or the Borrower with any covenant in Section 10.1 or any other financial covenant contained in any of the Loan Documents or the covenants in Section 10.8, (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included, (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0% and the Borrower shall be deemed to be a Wholly Owned Subsidiary of the Parent and (c) unsecured intercompany Indebtedness owed by the Parent or any of its consolidated Subsidiaries, on the one hand, to the Parent or any of its consolidated Subsidiaries, on the other hand, shall be excluded.

ARTICLE II

CREDIT FACILITY

Section 2.1 [Reserved].

Section 2.2 Term Loans.

(a) Making of Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally and not jointly agrees to make available in a single drawing on the Effective Date, a Term Loan to the Borrower in the aggregate principal amount equal to such Lender’s Term Loan Commitment in accordance with the terms hereof. Upon a Lender’s funding of its Term Loan Commitment, the Term Loan Commitment of such Lender shall terminate.

(b) Requests for Term Loans. Not later than 11:00 a.m. Central time (x) at least one (1) Business Day prior to the Effective Date, in the case of a borrowing of Base Rate Loans and (y) at least three (3) Business Days prior to the Effective Date, in the case of a borrowing of LIBOR Loans (or such later time as may be agreed by the Administrative Agent), the Borrower shall notify the Administrative Agent of such requested borrowing by hand delivery or telecopy, electronic mail or other similar form of communication of a Notice of Borrowing or by telephone (which, in the case of notification by telephone, shall be confirmed promptly by hand delivery or telecopy, electronic mail or other similar form of communication to the Administrative Agent of a Notice of Borrowing). Each such Notice of Borrowing, whether telephonic or written, shall specify the aggregate principal amount of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the Type of the requested Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans. Each Notice of Borrowing, whether telephonic or written, shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Term Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request.

(c) Funding of Term Loans. Each Term Loan Lender shall deposit an amount equal to the Term Loan to be made or made available by such Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds by 11:00 a.m. Central time or such later time specified by the Administrative Agent in accordance with instructions received from the Administrative Agent on the Effective Date. Subject to fulfillment of all applicable conditions set forth in Sections 6.2 and 6.3, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Notice of Borrowing, not later than 2:00 p.m. Central time on the Effective Date the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid.

Section 2.3 [Reserved].

Section 2.4 [Reserved].

Section 2.5 [Reserved].

Section 2.6 Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender (subject to Sections 2.10 and 5.2) for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) during such periods as such Loan is a LIBOR Loan, at the Adjusted LIBOR Rate for such Loan for the applicable Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, (x) automatically upon any Event of Default under Section 11.1(a), (e) or (f) or (y) at the option of the Requisite Lenders (by notice to the Borrower) while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, (ii) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.7 Number of Interest Periods.

There may be no more than five (5) different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.8 Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

Section 2.9 Prepayments.

Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of the prepayment, in the case of any LIBOR Loan and one (1) Business Day’s prior written notice of the prepayment, in the case of any Base Rate Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Any notice of prepayment may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the date of prepayment specified therein, such notice of prepayment may be revoked or the date of prepayment specified therein may be delayed.

Section 2.10 Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third (3rd) Business Day prior to the date of any such Continuation. Any notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans or portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a

Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, unless repaid such Loan will automatically, on the last day of the current Interest Period therefor and notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section 2.11, Convert into a Base Rate Loan.

Section 2.11 Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan denominated in Dollars of one Type into a Loan of another Type; provided, however, that a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. If the Borrower shall elect a conversion to LIBOR Loans but fail to select an Interest Period for any LIBOR Loan in accordance with this Section, the Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12 Term Notes.

(a) Term Notes. To the extent requested by any Term Loan Lender, the Term Loan made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Loan and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c) Lost, Stolen, Destroyed or Mutilated Term Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Term Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, which agreement of indemnity shall be unsecured but shall not impair any right of set-off the Borrower may have against such Lender in connection with any loss incurred by the Borrower as a result of such lost note, or (B) in the case of mutilation, upon surrender and cancellation of such Term Note, the Borrower shall at its own expense execute and deliver to such Lender a new Term Note dated the date of such lost, stolen, destroyed or mutilated Term Note.

Section 2.13 Reductions of the Term Loan Commitments.

(a) Unless previously terminated, the Term Loan Commitment of each Lender shall terminate on the earlier of (i) the funding of the Term Loans on the Effective Date and (ii) 5:00 p.m. New York City time on the last day of the Term Loan Availability Period.

(b) The Borrower shall have the right to terminate or reduce the aggregate unused amount of the undrawn Term Loan Commitments at any time and from time to time without penalty or premium upon not less than three (3) Business Days’ prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (any notice satisfying such requirements, a “Commitment Reduction Notice”). Any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Term Loan Lender of the proposed termination or Term Loan Commitment reduction. The Term Loan Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated.

Section 2.14 [Reserved].

Section 2.15 [Reserved].

Section 2.16 [Reserved].

Section 2.17 [Reserved].

Section 2.18 Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any account specified by the Borrower in any Notice of Borrowing.

ARTICLE III

PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Term Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) or, in the case of any optional prepayment of all outstanding Obligations on the Termination Date, at such later time on such Termination Date as is reasonably acceptable to the Administrative Agent. Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Term Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender = within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) [Reserved]

(c) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of Term Loans under Section 2.2(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (b) each payment or prepayment of principal of any tranche of Term Loans shall be made for the account of the applicable Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such tranche held by them; (c) each payment of interest on the Term Loans shall be made for the account of the Term Loan Lenders, pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Term Loan Lenders according to the amounts of their respective Term Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in the Fee Letter.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Agency Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 3.6 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 3.7 Usury.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. All charges other than charges for the use of money shall be fully earned and nonrefundable when due. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 3.8 [Reserved]

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(iii) third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(iv) fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(ii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (i), the Borrower shall not be required to pay the remaining amount of any such Fee.

(d) [Reserved]

(e) [Reserved]

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the applicable Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) [Reserved]

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent and such Defaulting Lender, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall, except as provided in the immediately preceding sentence, be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10 Taxes.

(a) FATCA. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because a Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register, because the appropriate form was not delivered or not properly executed, or because a Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), each Lender shall severally indemnify and hold harmless the Administrative Agent, within ten (10) days after demand therefor, fully for all amounts (as Taxes or otherwise) paid in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Borrower and the other Loan Parties to do so), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding of any Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881 (c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Lender’s Authorization. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 3.10(g).

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

[RESERVED]

ARTICLE V

YIELD PROTECTION, ETC.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then to the extent requested by such Lender in writing in accordance with subsection (e) and as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of such Lender under agreements having provisions similar to this Section 5.1, after consideration of such factors as such Lender then reasonably determines to be relevant), from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, Continuing, Converting to or maintaining of any Loans or its obligation to make any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes indemnified under Section 3.10 or Excluded Taxes);

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

In each case, to the extent requested by such Lender in writing in accordance with subsection (e) and as reasonably determined by the such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of such Lender under agreements having provisions similar to this Section 5.1, after consideration of such factors as such Lender then reasonably determines to be relevant).

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue LIBOR Loans and/or the obligation of such Lender to Convert Base Rate Loans into LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d) [Reserved]

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder except to the extent set forth in subsection (f). The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(f) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.2 Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR, as applicable, for such Interest Period;

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR

Loans, Continue LIBOR Loans, or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3 Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4 Compensation.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation;

in any such case, excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Upon the Borrower’s request, such Lender shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5 Treatment of Affected Loans.

(a) If the obligation of any Lender to make LIBOR Loans, or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans denominated in Dollars shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2 or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, or (b) the obligation of any Lender to make or Continue LIBOR Loans, or to Convert Base Rate Loans into LIBOR Loans, shall be suspended pursuant to Section 5.1(c) or 5.3, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Term Loan or Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Person be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.

Section 5.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Agreement Date.

Each of the following conditions shall be satisfied on the Agreement Date (or waived in accordance with Section 13.6):

(a) The Administrative Agent shall have received counterparts of this Agreement executed by each of the parties hereto.

(b) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, opinions of (i) Goodwin Procter LLP, counsel to the Parent and the Borrower and (ii) Venable LLP, Maryland counsel to the Parent, in each case, addressed to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received (i) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent and the Borrower certified as of a recent date by the Secretary of State of the state of formation of such Person, (ii) a certificate of good standing (or certificate of similar meaning) with respect to the Parent and the Borrower issued as of a recent date by the Secretary of State of the state of formation of such Person, (iii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent and the Borrower with respect to each of the officers of the Parent and the Borrower authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation and (iv) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent and the Borrower of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) resolutions adopted by the board of directors, general partner, managers, members or other appropriate governing body of the Parent and the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party.

(d) To the extent requested at least ten business days prior to the Agreement Date by the Lead Arrangers, the Parent and the Borrower shall have delivered, at least three business days prior to the Agreement Date, the documentation and other information with respect to the Parent and the Borrower to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, prior to the Agreement Date.

(e) The Administrative Agent shall have received evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Arrangers or any of the Lenders pursuant to the Fee Letter, the Agency Fee Letter or pursuant to the terms of this Agreement, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid, in the case of expenses and reimbursement amounts to the extent invoiced to the Borrower at least two (2) Business Days prior to the Agreement Date.

(f) The Administrative Agent shall have received the Guaranty executed by each of the Guarantors initially to be a party thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Agreement Date, and such notice shall be conclusive and binding.

Section 6.2 Conditions Precedent to Funding of Term Loan.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the obligation of each Lender to make the Term Loan hereunder during the Term Loan Availability Period shall be subject only to the occurrence of the Agreement Date and the satisfaction (or waiver in accordance with Section 13.6) of the conditions set forth below:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) [Reserved];

(ii) Term Notes executed by the Borrower, payable to each applicable Lender that has requested any such Term Note at least two (2) Business Days prior to the Effective Date and complying with the terms of Section 2.12(a);

(iii) an opinion of Goodwin Procter LLP, counsel to the Parent, the Borrower and each other Loan Party, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(v) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party;

(vi) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(vii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) resolutions adopted by the board of directors, general partner, managers, members or other appropriate governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(viii) a certificate signed by a Responsible Officer of Parent certifying (A) that the conditions specified in Sections 6.2(b), (h) and (i) have been satisfied and (B) certifying the “Designated Eligible Properties” as of the Effective Date; and

(x) the Solvency Certificate;

(b) Since December 31, 2015, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(c) The Lead Arrangers shall have received a Designated Eligible Property Certificate signed by a Responsible Officer of the Parent evidencing that the Parent is in compliance with each of the Maximum Loan to Designated Eligible Property Asset Value Ratio and the Minimum Designated Eligible Property Debt Yield as of the Effective Date;

(d) The Lead Arrangers shall have received: (A) the unaudited consolidated balance sheets and related statements of comprehensive income and cash flows of the Parent for each fiscal quarter of the Parent ended after December 31, 2015 and at least 45 days before the Effective Date; and (B) a pro forma consolidated balance sheet and related pro forma statement of comprehensive income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Parent’s fiscal year) prior to the Effective Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of comprehensive income) for inclusion in an information memorandum with respect to the Term Loans;

(e) The Borrower shall have received at least $500,000,000 of gross proceeds from the offering of Senior Notes;

(f) Borrowing Date Collateral Requirement:

(i) The Administrative Agent shall have received a duly executed and delivered counterpart of the Pledge Agreement from VEREIT SPE Holdco and acknowledgment thereof by the Parent and the Borrower;

(ii) the Administrative Agent shall have received all certificates or instruments, if any, evidencing the issued and outstanding Equity Interests of each Wholly Owned Subsidiary that owns a Designated Eligible Property, accompanied by stock powers undated and endorsed in blank (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the foregoing);

(iii) the Administrative Agent shall have received UCC financing statements with respect to the Borrower and VEREIT SPE Holdco, in appropriate form for filing under the UCC and such other documents reasonably requested by the Administrative Agent as may be necessary or appropriate to perfect the Liens created or purported to be created by the Collateral Documents;

(iv) the Administrative Agent shall have received the results of recent UCC, tax and judgment Lien searches with respect to the Loan Parties, and such searches shall reveal no Liens except for Liens permitted hereunder or to be discharged on the Effective Date; and

(v) the Administrative Agent shall have a valid and perfected security interest, for the benefit of the Lender Parties, in the Pledged Collateral.

(g) Prior to or substantially concurrent with the Effective Date, the Existing Notes Refinancing shall have been consummated.

(h) No Default or Event of Default shall exist as of the Effective Date or would exist immediately after giving effect thereto.

(i) The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Effective Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date).

(j) The Administrative Agent shall have received a timely Notice of Borrowing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, each of the Parent and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Parent and the Borrower, the other Loan Parties and the other Subsidiaries of the Parent (a) is a corporation, limited liability company, partnership or other legal entity (i) duly organized or formed and validly existing and (ii) in good standing under the jurisdiction of its incorporation or formation, (b) has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and (c) is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which such qualification or authorization is required, except, in the case of clauses (a)(i) (other than with respect to the Parent or any other Loan Party), (a)(ii) (other than with respect to the Parent, the Borrower or any Guarantor), (b) and (c), where the failure to be so qualified or authorized could not reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of incorporation or formation of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the type of Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Parent, the Borrower and the Subsidiaries of the Parent owns, free and clear of all Liens (except Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding Equity Interests of each such Person is validly issued and, to the extent consisting of capital stock of such Person organized as a corporation, fully paid and nonassessable (to the extent such concepts are applicable) and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Loan Documents and Borrowings. Each of the Parent and the Borrower has the right and power, and has taken all necessary corporate, limited liability company, or partnership action required to authorize it, to borrow and obtain other extensions of credit hereunder. Each of the Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary corporate, limited liability company or partnership action required to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent is in compliance with each Governmental

Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties; Liens. Each of the Borrower, each other Loan Party and each other Subsidiary of the Parent has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.

(g) [Reserved]

(h) [Reserved]

(i) Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, any actions, suits or proceedings threatened in writing) against or in any other way adversely affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary of the Parent or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened in writing with respect to, the Parent, the Borrower, any Loan Party or any other Subsidiary of the Parent that could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All Tax returns of each of the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent required by Applicable Law to be filed have been duly filed (taking into account any extensions of time within which to file such Tax returns), and all Taxes upon, each of the Parent, the Borrower, each Loan Party, each other Subsidiary of the Parent and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so would not be reasonably be expected to have a Material Adverse Effect. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent in respect of any Taxes are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to the Administrative Agent copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2014 and December 31, 2015, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinions thereon of Grant Thornton LLP and Deloitte & Touche LLP, respectively, and (ii) as of the Effective Date, the financials required to be delivered pursuant to Section 6.2(d). Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes). None of the Parent, the Borrower or any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change; Solvency. Since December 31, 2015, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. On a consolidated basis, the Parent and its Subsidiaries are Solvent.

(m) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Law, except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination or opinion letter from the Internal Revenue Service or a timely application for such letter has been filed with the Internal Revenue Service and is currently being processed by the Internal Revenue Service. To the knowledge of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) No material Benefit Arrangement is a retiree welfare benefit arrangement, other than as required by applicable Law.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) there are no pending, or to the best knowledge of the Parent and the Borrower, threatened in writing, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n) Absence of Default. None of the Parent, the Borrower, the other Loan Parties or any of the other Subsidiaries of the Parent is in default under its certificate of formation or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents, except as could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(o) Environmental Laws. Each of the Parent, the Borrower, each other Loan Party and the other Subsidiary of the Parent: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary of the Parent, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s or the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. To the knowledge of the Parent or the Borrower, none of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Parent, the Borrower, any other Loan Party or any Subsidiary of the Parent is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Intellectual Property. Each of the Parent, the Borrower, any other Loan Party and any other Subsidiary of the Parent owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person except, in each case, where the failure to own or have the right to use such Intellectual Property or such contract, could not reasonably be expected to have a Material Adverse Effect. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except to the extent as could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted in writing by any Person against Parent, the Borrower, any other Loan Party or any other Subsidiary with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent, or challenging or questioning the validity or effectiveness of any such Intellectual Property, the adverse determination of which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property (to the knowledge of the Loan Parties, with respect to any licensed Intellectual Property) by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent that could reasonably be expected to have a Material Adverse Effect.

(s) [Reserved]

(t) Accuracy and Completeness of Information. (a) All written information, other than Projections, other forward looking information and information of a general economic or general industry nature, that has been or is hereafter made available to the Administrative Agent or any Lender by or on behalf of the Parent, the Borrower or any representative of the Parent or the Borrower, taken as a whole, is and will be when furnished and taken as a whole, correct in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (in each case after giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Parent and the Borrower that have been or are hereafter made available to the Administrative Agent or any Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that the Parent and the Borrower believe to be reasonable at the time made and at the time such Projections or other forward looking information are delivered to the Administrative Agent or any Lender; it being understood and agreed that such Projections and other forward looking information are merely a prediction as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and the Borrower, that actual results during the period or periods covered by any such Projections and other forward looking information may differ significantly from the projected results and such differences may be material, and no assurance can be given that the projected results will be realized.

(u) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(v) Sanctions; Anti-Corruption Laws. The Parent, its Subsidiaries and, to the knowledge of their respective chief executive officer, chief financial officer or general counsel, each of their officers, employees, directors and agents to the extent acting on behalf of the Parent or its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent being designated as a Sanctioned Person. None of the Parent, its Subsidiaries or, to the knowledge of the Parent, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Event, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(w) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(x) Collateral Matters. The Pledge Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid and enforceable security interest in the Pledged Collateral described therein and proceeds thereof and (i) when the Pledged Collateral described therein constituting certificated Equity Interests is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge Agreement in such Pledged Collateral will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Pledged Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be perfected by control of securities (as defined in the UCC), prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge Agreement in all the Pledged Collateral will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Pledged Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be obtained by filing Uniform Commercial Code financing statements in such filing offices, prior and superior in right to any other Person, but subject to Permitted Liens.

(y) Patriot Act. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the Patriot Act.

Section 7.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Termination Date, the Parent and the Borrower shall, and shall cause each other Loan Party and Subsidiary thereof to, comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, each of the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, (i) preserve and maintain its respective existence, (ii) take reasonable action to preserve and maintain its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation necessary for the conduct of its respective business and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization in each case of clauses (i) (except with respect to any Loan Party), (ii) and (iii), except to the extent such failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary of the Parent to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, in each case, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, protect and preserve all of its properties, including, but not limited to, all Intellectual Property, necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.4 Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, directly or indirectly, engage only in a material line of business or any business substantially related, incidental or ancillary thereto that is substantially similar to such line of business conducted by the Parent, the Borrower, such Loan Party or such other Subsidiary of the Parent on the Effective Date.

Section 8.5 Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts determined by such Person in its prudent business judgment or as may be required by Applicable Law. The Parent and the Borrower shall deliver to the Administrative Agent upon request (but in no event more frequently than once per calendar year unless an Event of Default has occurred and is continuing) a detailed list, together with, to the extent requested by the Administrative Agent, copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, pay and discharge when due (a) all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person (other than any Permitted Lien); provided, however, that this Section shall not require the payment or discharge of any such Tax (x) which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so could not be reasonably be expected to have a Material Adverse Effect.

Section 8.7 Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, keep proper books of record and account in which entries that are, in all material respects, full, true and correct shall be made of all financial dealings and transactions in relation to its business and assets. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary of the Parent to, permit representatives of the Administrative Agent (which may be accompanied by representatives or independent contractors of one of more Lenders) to visit and inspect, subject to the rights of tenants, any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent), all at such reasonable times during business hours, with reasonable prior notice; provided, that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to once in any calendar year; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent may be accompanied by any requesting Lender and any representatives, agents and designees of such Lender. The Parent and the Borrower shall be obligated to reimburse (a) the Administrative Agent for its costs and expenses incurred in connection with any annual visit or inspection described above conducted prior to the occurrence or continuance of any Event of Default and (b) the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists. The Parent hereby authorizes and instructs its accountants to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent with the Administrative Agent or any Lender. Notwithstanding the foregoing, in no event shall the Parent, the Borrower, any Loan Party or any Subsidiary be required to disclose or make available any information hereunder to the extent that such disclosure would (i) vitiate any applicable attorney-client privilege or (ii) violate any applicable fiduciary duty or confidentiality obligation due to another party.

Section 8.8 Use of Proceeds.

The Borrower will use the proceeds of Loans only to refinance a portion of the Borrower’s 2.00% Senior Notes due 2017 (the “Existing Notes Refinancing”) and to pay costs, fees and expenses related to the Transactions. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System), other than share repurchases (so long as such margin stock is cancelled immediately upon any such share repurchase) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Neither the Borrower nor the Parent shall (and the Borrower and the Parent shall procure that no other Subsidiary of the Parent or its or their respective directors, officers, employees and agents shall) use, lend, make payments of, contribute or otherwise make available, directly or, to the knowledge of any Loan Party, indirectly, all or any part of the proceeds of the Loans to fund or finance any business activities or transactions (a) of or with a Sanctioned Person, (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) for the purpose of unlawfully funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (d) in any other manner which would result in (i) a violation of any Sanctions or Anti-Corruption Laws or (ii) becoming a Sanctioned Person.

Section 8.9 Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each Subsidiary of the Parent to, comply with all Environmental Laws, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the Parent and the Borrower shall not cause or allow, and shall take commercially reasonable efforts to prevent any other Loan Party, each Subsidiary or tenant from causing or allowing a third party to cause, any release or spill or Hazardous Materials at, on or from the Properties in violation of or in a manner that could reasonably be expected to lead to any material Environmental Claim against the Parent, the Borrower or any Loan Party or the imposition of a Lien related to Environmental Law at any Property. The Parent and the Borrower shall, and shall cause each other Loan Party and each Subsidiary of the Parent to, promptly take all actions to remove and dispose of all Hazardous Materials from the Properties and to clean up the Properties as required under Environmental Laws, except where the failure to take such actions could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each Subsidiary of the Parent to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Broker-Dealer Subsidiaries.

The Parent and the Borrower shall cause each Broker-Dealer Subsidiary to maintain at all times Regulatory Net Capital in compliance with Applicable Laws.

Section 8.11 [Reserved].

Section 8.12 REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13 Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14 Guarantors.

(a) (x) Within fifteen (15) Business Days of any Person becoming a Subsidiary of the Parent owning a direct or indirect interest in the Borrower after the Agreement Date, or (y) substantially concurrently with any Subsidiary of the Parent (other than the Borrower) entering into any Guarantee of Indebtedness of any Loan Party (other than Indebtedness described on Schedule 8.14 on the Effective Date), the Parent, the Borrower and such Subsidiary shall deliver to the Administrative Agent each of the following: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv) through (viii) of Section 6.2(a) and under Section 6.1(d) if such Subsidiary had been a Guarantor on the Effective Date, in form and substance substantially consistent with such items delivered on the Effective Date or otherwise reasonably satisfactory to the Administrative Agent.

(b) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary Guarantor from the Guaranty so long as: (i) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) (after giving effect to clause (ii) hereof); (ii) such Subsidiary Guarantor no longer Guarantees (or which Guarantee is being substantially concurrently released) any other Indebtedness of any Loan Party; (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (iv) the Administrative Agent shall have received such written request at least five (5) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Parent and the Borrower that the conditions set forth in the preceding sentence are or will be satisfied as of the requested date of release.

Section 8.15 Further Assurances; Additional Security.

With respect to any Subsidiary that owns, operates or leases a Designated Eligible Property, the Borrower shall (i) cause the direct parent of such Subsidiary within 30 days of the date that any Property owned by such Subsidiary becomes a Designated Eligible Property to become a party to the Pledge Agreement as a Grantor, (ii) execute and deliver to the Administrative Agent such supplements to the Pledge Agreement or any additional Collateral Documents (including the items under clauses (ii) and (iii) of Section 6.2(f)), as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority security interest in the Equity Interests of such new Subsidiary, and (iii) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party; it being understood and agreed that inclusion of any such property or asset as a Designated Eligible Property shall be subject to satisfaction of the foregoing requirements and all other applicable requirements hereunder. Notwithstanding the foregoing, none of the Parent, the Borrower or any Subsidiary shall be required to comply with the provisions of this Section 8.15 during any Collateral Suspension Period.

Section 8.16 Removal of Designated Eligible Properties – Borrower.

From time to time during the term of this Agreement (other than during a Collateral Suspension Period), following (i) the Borrower’s written request that a Property no longer be considered a Designated Eligible Property (each, a “Release Request”) and (ii) satisfaction of the Release Conditions (as defined below), the Administrative Agent shall promptly release the Lien on the Equity Interests of the Subsidiary owning such Property, and thereafter, such Property shall no longer be a Designated Eligible Property for the purposes of this Agreement. The “Release Conditions” are the following:

(a) The Borrower shall have delivered an interim Designated Eligible Property Certificate dated as of the date of the Release Request duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Designated Eligible Property Asset Value after giving effect to the removal of such Property and any concurrent additions of Designated Eligible Property, in each case as of the date of the Release Request; provided that such Designated Eligible Property Certificate shall only be given effect in subsequent determinations of the Designated Eligible Property Asset Value upon satisfaction of all other Release Conditions.

(b) Upon the removal of such Property and any concurrent additions of Designated Eligible Property, in each case as of the date of the Release Request, the Borrower shall be in compliance with the financial covenants set forth in Section 10.1.

(c) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of the Release Request or would exist immediately after giving effect to the removal of such Property from the Designated Eligible Property Pool and any concurrent additions of Designated Eligible Property on the date of such Release Request.

(d) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Release Request, both before and immediately after giving effect to the removal of such Property from the Designated Eligible

Property Pool and any concurrent additions of Designated Eligible Property on the date of such Release Request, as if made on and as of the date of such Release Request (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

Section 8.17 Removal of Designated Eligible Properties – Administrative Agent.

Any Designated Eligible Property shall no longer be deemed to be a Designated Eligible Property for any purposes of this Agreement (including any extension of credit hereunder) upon the reasonable determination by the Administrative Agent, in consultation with the Borrower, that such Designated Eligible Property ceases to meet the requirements in the definition of “Designated Eligible Property.”

Upon notice by the Administrative Agent to the Borrower, the Borrower shall promptly (and in any event within five (5) Business Days) deliver an interim Designated Eligible Property Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Designated Eligible Property Asset Value giving effect to the removal of the subject Designated Eligible Property and any concurrent additions of Designated Eligible Property.

Section 8.18 Additional Designated Eligible Properties.

From time to time (other than during a Collateral Suspension Period) during the term of this Agreement (including in connection with any Permitted Acquisition), the Borrower may designate one or more additional Properties as a Designated Eligible Property, effective upon notice to the Administrative Agent and satisfaction of the following conditions (such conditions, the “Addition Conditions”):

(a) The proposed Designated Eligible Property shall satisfy the requirements in the definition of “Designated Eligible Property.”

(b) The Borrower and the applicable Loan Parties shall have executed and delivered any applicable Loan Documents or supplements thereto and shall comply with the requirements in Section 8.15.

(c) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of such addition or would result immediately after giving effect to such addition.

(d) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such addition, both before and immediately after giving effect to such addition, as if made on and as of the date of such addition (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

Section 8.19 [Reserved].

Section 8.20 Collateral Reinstatement. If, subsequent to any Ratings Upgrade and release of liens on Collateral, a Ratings Downgrade shall occur, the Collateral Suspension Period shall terminate and all Collateral and the Collateral Documents, and all Liens and security interests granted or purported to be granted therein, shall be reinstated within thirty (30) days of such Ratings Downgrade (or such longer period as the Administrative Agent may agree in its reasonable discretion) (the date of such reinstatement, the “Collateral Reinstatement Date”), on the same terms as were required immediately prior to the last Ratings Upgrade, and the Loan Parties shall take all actions and execute and deliver all notices and documents, including the delivery of a new pledge agreement and UCC-1 financing statements and stock certificates accompanied by stock powers reasonably requested by the Administrative Agent as may be necessary to create and perfect the liens of the Administrative Agent in such Collateral and all documents required by Section 6.2(f) together with such officer’s certificates, secretary’s certificates and opinions as may be requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, in each case on or prior to the Collateral Reinstatement Date.

ARTICLE IX

INFORMATION

For so long as this Agreement is in effect, the Parent and the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than forty five (45) days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, income and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Responsible Officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to the absence of footnotes and normal year-end audit adjustments).

Section 9.2 Year End Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall (a) present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by an unqualified report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (it being acknowledged that any of the “Big 4” accounting firms shall be acceptable to the Administrative Agent), whose report shall not be subject to (i) any “going concern” or like qualification or exception (other than a qualification indicating that the Obligations under the Term Loans have become current liabilities within the year prior to the Term Loan Maturity Date) or (ii) any qualification or exception as to the scope of such audit.

Section 9.3 Compliance Certificate; Designated Eligible Property Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, (a) a certificate substantially in the form of Exhibit R (a “Compliance Certificate”) executed on behalf of the Parent by a Responsible Officer of the Parent (i) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Sections 10.1 and 10.8; (ii) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure and (b) a Designated Eligible Property Certificate.

Section 9.4 Other Information.

(a) Promptly upon receipt thereof, copies of any detailed audit or review reports commissioned in connection with any review of financial statements, reports, if any, submitted to the Parent or the Borrower or its Board of Directors by its independent public accountants;

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10 K, 10 Q and 8 K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary of the Parent shall file with the SEC;

(c) Concurrent with the delivery of the financial statements referred to in Section 9.2, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail;

(d) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(e) To the extent the Parent or the Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, the Parent, the Borrower, any other Loan Party or any Subsidiary of the Parent or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(f) [Reserved];

(g) Prompt notice of the occurrence of any other event which has had, or could reasonably be expected to have, a Material Adverse Effect;

(h) Prompt notice of the occurrence of any Default or Event of Default;

(i) [Reserved];

(j) Prompt notice of any order, judgment or decree having been entered against any Loan Party or any other Subsidiary of the Parent or any of their respective properties or assets that could reasonably be expected to have a Material Adverse Effect;

(k) [Reserved];

(l) [Reserved];

(m) Promptly, upon any change in the Borrower’s Credit Rating, written notice stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect and whether such change in Credit Rating constitutes a Ratings Upgrade or Ratings Downgrade;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved]; and

(q) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition or results of operations of the Parent, the Borrower, any Subsidiaries of the Parent, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent, the Parent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II and (ii) any Lender that has notified the Administrative Agent, the Parent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered at the date and time on which the Administrative Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Parent or Borrower notifies the Administrative Agent, for further notification to the Lenders, of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Central time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Parent or the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Parent and the Borrower by the Administrative Agent.

Section 9.6 Public/Private Information.

Each of the Parent and the Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 9.1 and 9.2 above, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

Section 9.7 USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties and Subsidiaries of the Parent to, provide promptly upon any such request to such Lender, such Loan Party’s or Subsidiary’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law, including without limitation, applicable “know your customer” and anti-money laundering rules and regulations). An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X

NEGATIVE COVENANTS

Until the Termination Date, the Parent and the Borrower shall, and shall cause each other Loan Party or Subsidiary thereof to, comply with the following covenants:

Section 10.1 Financial Covenants.

(a) Minimum Tangible Net Worth. The Parent and the Borrower shall not permit Tangible Net Worth at any time to be less than $5,500,000,000.

(b) Ratio of Total Indebtedness to Total Asset Value. The Parent and the Borrower shall not permit the ratio of (i) Total Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Total Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and Cash Equivalents on such date and escrow and other deposits (excluding tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way) to the extent available for the repayment of Indebtedness of the type described in clause (x) and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under clause (i).

(c) Ratio of Adjusted EBITDA to Fixed Charges. The Parent and the Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries for any period of twelve consecutive calendar months to (ii) Fixed Charges of the Parent and its Subsidiaries for such period of twelve consecutive calendar months, to be less than 1.50 to 1.00 as of the last day of such period of twelve consecutive calendar months.

(d) Ratio of Secured Indebtedness to Total Asset Value. The Parent and the Borrower shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value to exceed 0.45 to 1.00 at any time. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Secured Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Secured Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and Cash Equivalents on such date and escrow and other deposits (excluding (A) tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way and (B) any such unrestricted cash and Cash Equivalents and escrow and other deposits used to determine the Unsecured Indebtedness to Unencumbered Asset Value ratio) to the extent available for the repayment of Secured Indebtedness of the type described in clause (x) and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under clause (i).

(e) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent and the Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Unsecured Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Unsecured Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and Cash Equivalents on such date and escrow and other deposits

(excluding (A) tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way and (B) any such unrestricted cash and Cash Equivalents and escrow and other deposits used to determine the Secured Indebtedness to Total Asset Value ratio) to the extent available for the repayment of Unsecured Indebtedness of the type described in clause (x) and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under clause (i).

(f) Ratio of Unencumbered Adjusted NOI plus Unencumbered Management EBITDA to Unsecured Interest Expense. The Parent and the Borrower shall not permit the ratio of (i) the sum of (x) Unencumbered Adjusted NOI for any period of twelve consecutive calendar months plus (y) Unencumbered Management EBITDA to (ii) Unsecured Interest Expense of the Parent and its Subsidiaries for such period of twelve consecutive calendar months, to be less than 1.75 to 1.00 as of the last day of such period of twelve consecutive calendar months.

(g) Minimum Unencumbered Asset Value. The Parent and the Borrower shall not permit the Unencumbered Asset Value to be less than $8,000,000,000 at any time.

(h) Maximum Loan to Designated Eligible Property Asset Value Ratio. Except (i) during a Collateral Suspension Period and (ii) following a Ratings Downgrade and before the applicable Collateral Reinstatement Date, the Parent and the Borrower shall not permit the ratio of (x) the aggregate amount of outstanding Term Loans on such date to (y) Designated Eligible Property Asset Value to exceed 0.60 to 1.00 at any time (the “Maximum Loan to Designated Eligible Property Asset Value Ratio”).

(i) Minimum Designated Eligible Property Debt Yield. Except (i) during a Collateral Suspension Period and (ii) following a Ratings Downgrade and before the applicable Collateral Reinstatement Date, the Parent and the Borrower shall not permit (x) Designated Eligible Property Adjusted NOI divided by (y) the aggregate amount of outstanding Term Loans on such date to be less than 11.50% at any time (the “Minimum Designated Eligible Property Debt Yield”).

Section 10.2 Liens; Negative Pledge.

(a) The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, create, assume, or incur, permit or suffer to exist any Lien (other than Permitted Liens) upon any of its material properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence resulting from a violation of any of the covenants contained in Section 10.1.

(b) The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) this Agreement and the other Loan Documents; (ii) any Indebtedness outstanding on the Agreement Date identified on Schedule 10.2; (iii) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, any other Loan Party or any Subsidiary of the Parent is not prohibited from creating, incurring, assuming, or permitting or suffering to exist under this Agreement, (y) which Indebtedness is secured by a Lien not prohibited under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property (including proceeds or products thereof) securing such Indebtedness as of the date such agreement was entered into; (iv) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; (v) any prohibition or limitation that exists pursuant to Applicable Law; (vi) any customary prohibitions that restrict subletting or assignment of any lease governing a leasehold interest of Parent, the Borrower or any Subsidiary of the Parent; (vii) joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the Equity Interests in such Person) that is the subject thereof; (viii) agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Equity Interests of a Person other than on a pro rata basis; (ix) customary restrictions and conditions contained in agreements relating to any acquisition or other investment that is otherwise permitted under this Agreement; (x) any agreement in effect at the time a Person becomes a Subsidiary of the Parent, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Parent, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party or other Subsidiary of the Parent; and (xi) amendments, refinancings, extensions and renewals of any of the foregoing, to the extent otherwise not prohibited, provided, that such amendments, refinancings, extensions and renewals are, taken as a whole, no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment, refinancing, extension or renewal.

Section 10.3 Restrictions on Intercompany Transfers.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than the Borrower) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any Subsidiary of the Parent; (b) pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary of the Parent; (c) make loans or advances to the Parent, the Borrower or any Subsidiary of the Parent; or (d) transfer any of its property or assets to the Parent, the Borrower or any Subsidiary of the Parent; other than encumbrances or restrictions (i) contained in this Agreement and the other Loan Documents; (ii) existing on the Agreement Date and identified on Schedule 10.3; (iii) contained in a Mortgage or any document, instrument or agreement relating to a Mortgage; (iv) relating to the sale of a Subsidiary or assets pending such sale to the extent such sale is not prohibited under the Loan Documents, provided that in any such case, such encumbrance or restriction applies only to the Subsidiary or the assets that are the subject of such sale; (v) existing pursuant to Applicable Law; (vi) consisting of customary prohibitions restricting subletting or assignment of any lease governing a leasehold interest of Parent, the Borrower or any Subsidiary of the Parent; (vii) consisting of joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the Equity Interests in such Person) that is the subject thereof; (viii) prohibiting the payment of dividends or the making of other distributions with respect to Equity Interests of a Person other than on a pro rata basis; (ix) customarily contained in agreements relating to any acquisition or other investment that is otherwise permitted under this Agreement; (x) consisting of any agreement in effect at the time a Person becomes a Subsidiary of the Parent, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Parent, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party or other Subsidiary of the Parent; and (xi) relating to amendments, refinancings, extensions and renewals of any of the foregoing, to the extent otherwise not prohibited, provided, that such amendments, refinancings, extensions and renewals are, taken as a whole, no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment, refinancing, extension or renewal.

Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to (a) merge or consolidate; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets (a “Disposition”); or (d) acquire all or substantially all of the assets of, or all or substantially all of the Equity Interests of, any other Person; provided, however, that:

(i) any Subsidiary of the Parent (other than the Borrower) may merge with (x) Parent or Borrower, provided that Parent or Borrower, as applicable, shall be the continuing or surviving Person, or (y) any other Subsidiary of the Parent, provided that if such merger involves a Parent Guarantor (other than the Parent), such Parent Guarantor shall be the survivor;

(ii) (x) any Parent Guarantor (other than the Parent) may sell, transfer or dispose of its assets to the Borrower or any other Parent Guarantor and (y) any Subsidiary of the Parent (other than the Borrower or a Guarantor) may sell, transfer or dispose of its assets to any other Subsidiary of the Parent;

(iii) any Subsidiary of the Parent (other than the Borrower or a Parent Guarantor) may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv) any Guarantor may liquidate or dissolve so long as all of its assets have been conveyed, sold or otherwise transferred to the Parent, any other Guarantor or the Borrower prior to such liquidation or dissolution;

(v) the Parent and its Subsidiaries may, directly or indirectly, make any Investment to the extent not prohibited by Section 10.8;

(vi) the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(vii) a Person other than the Parent, a Guarantor or the Borrower may make any other Disposition so long as, after giving effect thereto on a pro forma basis, the covenants set forth in Sections 10.1 and 10.8 are satisfied.

Section 10.5 Plans.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.6 Fiscal Year.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary of the Parent to, change its fiscal year from that in effect as of the Agreement Date (other than any change to conform to the fiscal year of the Parent).

Section 10.7 Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is materially adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Permitted Investments.

The Parent shall not, and shall not permit any Loan Party or other Subsidiary of the Parent to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of all such Persons to exceed the following percentages of Total Asset Value at any time:

(i) Unimproved Land (which shall not include any Development Property) such that the aggregate book value thereof exceeds 5.0% of Total Asset Value;

(ii) Common stock, Preferred Equity Interests, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 5.0% of Total Asset Value;

(iii) mezzanine loans and the aggregate book value of Mortgage Receivables in excess of 5.0% of Total Asset Value;

(iv) Investments in Unconsolidated Affiliates of the Parent and non-Wholly Owned Subsidiaries of the Parent, such that the aggregate value of such Investments (determined in accordance with GAAP) in Unconsolidated Affiliates and non-Wholly Owned Subsidiaries exceeds 20.0% of Total Asset Value; and

(v) the aggregate amount of Total Budgeted Costs for Development Properties in which the Parent either has a direct or indirect ownership interest such that the aggregate amount thereof exceeds 5.0% of Total Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Parent or any Subsidiary of the Parent, then the product of (A) the Parent’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Total Budgeted Costs for such Development Property shall be used in calculating such investment limitation;

provided, that, in addition to the foregoing limitations (x) the aggregate value of (i), (ii), (iii) and (v) shall not exceed 15.0% of Total Asset Value and (y) any Investment that is an Acquisition must be a Permitted Acquisition.

Section 10.9 Transactions with Affiliates.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of the Parent to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 10.9, (b) transactions pursuant to the reasonable requirements of the business of the Parent, the Borrower or such other Subsidiary of the Parent and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower or such other Subsidiary of the Parent than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) transactions among the Parent and any of its Subsidiaries not prohibited by the Loan Documents, (d) Investments permitted under Section 10.8, (e) Restricted Payments permitted under Section 10.11, (f) the provision of services under any Management Contract and (g) other transactions approved by the independent directors or by any requisite committee of the Board of Directors of the Parent pursuant to which the aggregate payments made (including the Fair Market Value of any assets subject thereto) do not exceed $20,000,000 in any fiscal quarter. Notwithstanding the foregoing, no payments may be made pursuant to any transaction described in clause (a) or (g) above if a Default or Event of Default would result therefrom.

Section 10.10 [Reserved].

Section 10.11 Dividends and Other Restricted Payments.

The Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, declare or make any Restricted Payment so long as any Default or Event of Default exists or would result therefrom. Notwithstanding the foregoing, unless a Default or Event of Default specified in Section 11.1(a) resulting from the Borrower’s failure to pay when due the principal of, or interest on, any of the Loans or any Fees or Section 11.1(e) or (f), in each case, solely with respect to the Parent or the Borrower, shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 11.2(a), the Borrower and its Subsidiaries and any other Subsidiary of the Parent may pay dividends and distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, dividends and distributions to its shareholders in an aggregate amount not to exceed the amount required to be distributed for the Parent to (x) remain in compliance with Section 8.12 and (y) as long as the Parent qualifies as a REIT, avoid the payment of U.S. federal or state income or excise tax by the Parent. Subsidiaries other than the Borrower may, at any time, make Restricted Payments (x) to the Borrower and the other Subsidiaries that are Guarantors or (y) to Subsidiaries that are not Guarantors, so long as such Restricted Payments are substantially concurrently distributed, directly or indirectly, to the Borrower or any Guarantor.

ARTICLE XI

DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any of the Loans, or (ii) interest or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party, as applicable under any Loan Document to which it is a party and such failure under this clause (ii) shall continue for a period of five (5) days after the due date thereof.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1 (solely with respect to the existence of the Parent and the Borrower), Section 8.8, Article IX or Article X; provided that any Event of Default resulting from a breach of Section 10.1(h) or (i) is subject to cure as provided in Section 11.3 and, if Parent or Borrower shall deliver a Notice of Intent to Cure, an Event of Default with respect to such Sections shall not occur until the tenth Business Day subsequent to the date the relevant financial statements were delivered or were required to be delivered for the applicable fiscal quarter pursuant to Section 9.1 or 9.2, as applicable; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Parent or the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Parent has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross Default.

(i) The Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent shall fail to make any payment when due and payable (after giving effect to applicable grace or cure periods) in respect of any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having a Derivatives Termination Value), in each case individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exists, of $50,000,000 or more (“Material Indebtedness”); or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which, with the giving of notice, if required, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(iv) There occurs an “Early Termination Date” under and as defined in any Derivatives Contract as to which the Borrower, any Loan Party or any other Subsidiary of the Parent is a “Defaulting Party” (as defined therein), solely to the extent such Derivatives Contract is Material Indebtedness;

provided that this clause (d) shall not apply to any redemption, conversion or settlement of any such Indebtedness that is convertible into Equity Interests in the Parent (and cash in lieu of fractional shares or units) and/or cash (in lieu of such Equity Interests in an amount determined by reference to the price of the common stock of the Parent at the time of such redemption, conversion or settlement) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder or an event of a type that constitutes an Event of Default.

(e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent to which more than 5% of Total Asset Value is attributable shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Subsidiary of the Parent to which more than 5% of Total Asset Value is attributable in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. (i) Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof) and (ii) except during a Collateral Suspension Period, any Lien created by any Collateral Document shall cease to be enforceable and perfected and of the same priority purported to be created thereby, or any Loan Party shall so assert in writing for any reason other than (x) as permitted pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement or (y) the failure of the Administrative Agent to maintain possession of any certificates representing or evidencing the Collateral actually delivered to it.

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other

Subsidiary of the Parent by any court or other tribunal and (i) (x) such judgment or order shall continue for a period of sixty (60) days or (y) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment, in each case, without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent, $50,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) [Reserved]

(j) ERISA. Any ERISA Event shall have occurred that results or could reasonably be expected to result in a Material Adverse Effect.

(k) [Reserved]

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent;

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(iii) The Parent shall cease to own and control, directly or indirectly, at least 50% of the outstanding Equity Interests of the Borrower; or

(iv) The Parent or a Wholly Owned Subsidiary of the Parent shall (A) cease to be the sole general partner of the Borrower or (B) subject to customary rights of limited partners, shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

Section 11.2 Remedies Upon Event of Default.

Following the Effective Date, upon the occurrence of an Event of Default and so long as such Event of Default is continuing, the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f) with respect to the Parent or the Borrower, (1)(A) the principal of, and all accrued interest on, the Loans and the Term Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Term Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Parent and the Borrower, each on behalf of itself and the other Loan Parties, and (2) the Commitments shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Term Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Term Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Parent and the Borrower, each on behalf of itself and the other Loan Parties, and (2) terminate the Commitments hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Article XI, in the event any Loan Party fails (or, but for the operation of this Section 11.3(a), would fail) to comply with the requirements of Sections 10.1(h) or (i) as of the last day of any fiscal quarter, the Parent and the Borrower shall have the right from the date of delivery of a Notice of Intent to Cure until the tenth Business Day subsequent to the date the financial statements for such fiscal quarter were delivered or were required to be delivered pursuant to Section 9.1 or 9.2, as applicable (the “Cure Period”), to (i) provide the Lenders with one or more Designated Eligible Properties (collectively, the “Additional Collateral”) with an aggregate Designated Eligible Property Asset Value adequate to make up such deficiency, which Additional Collateral shall be evidenced by documentation as the Administrative Agent in its reasonable discretion may approve or require and/or (ii) repay such part of the Term Loans as will result in compliance with Sections 10.1(h) and (i), as applicable (collectively, the “Cure Right”). Upon the exercise by the Parent or the Borrower of the Cure Right, the Loan to Designated Eligible Property Asset Value Ratio and the Designated Eligible Property Debt Yield shall be recalculated on a pro forma basis solely for measuring compliance with Sections 10.1(h) and (i) of this Agreement and not for any other purposes under this Agreement. Until the expiration of the Cure Period with respect to a breach in respect of Section 10.1(h) or (i), the Lenders shall not be permitted to declare an Event of Default or to accelerate Loans held by them or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the covenants set forth in Sections 10.1(h) and (i).

(b) If after giving effect to the foregoing recalculations, the Parent and the Borrower shall be in compliance with the requirements of Sections 10.1(h) and (i) in respect of the applicable fiscal quarter, then the Parent and the Borrower shall be deemed to have satisfied the requirements of Sections 10.1(h) and (i) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 10.1(h) or (i) that had occurred shall be deemed cured for purposes of this Agreement.

Section 11.4 Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest (if any) or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens (if any), rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable under the Loan Documents to the Administrative Agent in its capacity as such;

(b) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees to the extent payable under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) [Reserved];

(d) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) [Reserved];

(f) to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (f) payable to them; and

(g) the balance, if any, after all of the Obligations (other than any contingent obligation for which no claim has been made) have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Section 11.6 [Reserved].

Section 11.7 Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8 Performance by Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Parent or the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other

Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Parent or the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable rate or Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Parent, the Borrower or any other Loan Party under this Agreement or any other Loan Document.

Section 11.9 Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies, the Administrative Agent and the Lenders may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

(c) Credit Bidding. In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a Lender Party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article XI, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints the Administrative Agent as its agent under the Loan Documents and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent,” “Administrative Agent,” “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Parent or the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Administrative Agent, to release any Guarantor from its Guaranty (i) in the case of a Guarantor, upon satisfaction of the conditions to release set forth in Section 8.14(b); (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as the required under the circumstances; or (iii) on the Termination Date. In connection with any such release of a Guarantor pursuant to the preceding sentence, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Administrative Agent).

Section 12.2 JPMorgan as Lender.

JPMorgan, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan in each case in its individual capacity. JPMorgan and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries of the Parent and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3 Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Parent or the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such.

Section 12.4 Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5 Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy, electronic mail or other similar form of communication) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6 Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of one law firm acting as outside counsel to the Administrative Agent and the Arrangers (taken as a whole), with exception, in consultation with the Borrower, in the case of conflicts of interest) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7 Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries of the Parent and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries of the Parent and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.8 Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9 Titled Persons.

Each of the Arrangers (each, a “Titled Person”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Persons are solely honorific and imply no fiduciary responsibility on the part of the Titled Persons to the Administrative Agent, any Lender, the Parent, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Persons any duties or obligations greater than those of any other Lender or entitle the Titled Persons to any rights other than those to which any other Lender is entitled.

Section 12.10 Agent Under Collateral Documents.

Each Lender Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of Lender Parties, to be the agent for and representative of Lender Parties with respect to the Collateral and the Collateral Documents.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, as applicable, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any Lender Party for any failure to monitor or maintain any portion of the Collateral.

Without further written consent or authorization from any Lender Party, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien on any Collateral granted to or held by the Administrative Agent (or any subagent thereof), under any Loan Document (i) on the Termination Date, (ii) that is disposed of as part of or in connection with any Disposition permitted hereunder to a Person that is not a Loan Party, (iii) if approved, authorized or ratified in writing in accordance with Section 13.6, (iv) pursuant to Section 8.16 following delivery of a Release Request and satisfaction of the Release Conditions, (v) with respect to the Lien on the Equity Interests of any Subsidiary owning any Property to the extent a determination is made pursuant to Section 8.17 that such Property shall no longer be deemed to be a Designated Eligible Property, or (vi) pursuant to Section 13.21 upon a Ratings Upgrade or (b) release any Guarantor from its Guarantee in respect of the Obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, and each Lender Party hereby agree that (i) except with respect to the set off rights of any Lender set forth in Section 13.3 or with respect to a Lender Party’s right to file a proof of claim in an insolvency proceeding, no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights, and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties, in accordance with the terms hereof and thereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent as agent for and representative of the Lender Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Lender Parties at such sale or other disposition.

The Lender Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral

(a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lender Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lender Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 13.6 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lender Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Obligations shall automatically be reassigned to the Lender Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender Party shall execute such documents and provide such information regarding the Lender Party (and/or any designee of the Lender Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or otherwise delivered as follows:

If to the Borrower:

VEREIT Operating Partnership, L.P. (f/k/a ARC Properties Operating Partnership, L.P.)

c/o VEREIT, Inc. (f/k/a American Realty Capital Properties, Inc.)

2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

Attn: Michael J. Bartolotta

Phone: (602) 778-8700

Fax: (480) 449-7000

Email: mbartolotta@vereit.com

with a copy to:

VEREIT, Inc. (f/k/a American Realty Capital Properties, Inc.)

5 Bryant Park, 23rd Floor

New York, NY 10018

Attn: Lauren Goldberg

Phone: (646) 601-7117

Fax: (212) 813-0920

Email: lgoldberg@vereit.com

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2S

Chicago, IL 60603

Attention: Loan and Agency Services Group

Fax: (888) 303-9732

If to any other Lender:

To such Lender’s address or telecopy number or email address as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service certified mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted (with confirmation); (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of one law firm acting as outside counsel to the Administrative Agent and the Arrangers (taken as a whole), and, in the case of an actual or perceived conflict of interest, one additional law firm acting as outside counsel to all such conflicted parties and all reasonable and documented costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND

ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent, the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Term Loan subject to such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $1,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Type of Loan assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i) (B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) any unfunded Term Loan Commitments if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Acceptance; Term Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Term Notes are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to any Disqualified Institution.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Term Loan Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d), other than any assignment to a Disqualified Institution, which shall be void ab initio.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.14(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Sections 3.10(g) and 5.7 (it being understood that the documentation required under Section 3.10(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Term Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g) Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Institutions.

(h) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6 Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Parent, the Borrower or any other Loan Party or any other Subsidiary of the Parent of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

Notwithstanding anything to the contrary contained in this Section, the Fee Letter and the Agency Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b) Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i) increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii) reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv) [Reserved];

(v) modify the definition of “Term Loan Maturity Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender directly affected thereby;

(vi) [Reserved];

(vii) modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2 or Section 11.5 without the written consent of each Lender directly affected thereby;

(viii) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(ix) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(x) [Reserved];

(xi) [Reserved]; or

(xii) release (i) any Guarantor, or all or substantially all other Guarantors, from its or their respective obligations under the Guaranty (except as contemplated by Section 8.14(b)) or (ii) except during a Collateral Suspension Period, all or substantially all of the value of the Collateral without the written consent of each Lender.

(c) [Reserved]

(d) Replacement of Non-Consenting Lenders. If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.5, other than the consent of any Lender being so replaced), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.10 and 5.1) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.5(b)(iv); (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) such assignment does not conflict with Applicable Laws; and (iv) the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this clause (d), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Term Note (if a Term Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

(e) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(f) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. The Borrower shall be permitted, without consent of any other Person, to amend or update any Schedule which the Borrower is otherwise expressly permitted or required hereunder to independently amend or update.

Section 13.7 Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary of the Parent or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8 Confidentiality.

The Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder (but, in each case, not to any Disqualified Institutions), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (but, in each case, not to any Disqualified Institutions); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis after due inquiry from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary of the Parent or any Affiliate, provided that, in the case of any such information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary of the Parent or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9 Indemnification.

(a) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary of the Parent, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary of the Parent, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary of the Parent, and regardless of whether any Indemnified Party is a party thereto or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) in connection with any claim initiated, or counter-claim asserted, by the Borrower, a material breach of any express obligation of such Indemnified Party under this Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) any dispute solely among Indemnified Parties, other than any claims against any Indemnified Party in its respective capacity or in fulfilling its role as an Administrative Agent or Arranger or any similar role hereunder, and other than any claims arising out of any act or omission on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent; and provided further, that this Section 13.9 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10 Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13 Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.14 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arrangers are arm’s-length commercial transactions between the Parent, the Borrower each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Parent, the Borrower, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent, the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the other Loan Parties, and their respective Affiliates, and neither Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each of the Parent, the Borrower, and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.15 Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Parent or the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.16 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17 Limitation of Liability.

Except, in the case of the Loan Parties, to the extent otherwise subject to indemnification pursuant to Section 13.9, no party hereto or any of their respective Related Parties (including any Indemnified Party) shall have any liability with respect to, and each party hereto hereby waives, releases, and agrees not to sue any other party hereto or any of their respective Related Parties (including any Indemnified Party) upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such party in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents. No Indemnified Party referred to in Section 13.9(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any damages arising from such Indemnified Party’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 13.18 Entire Agreement.

This Agreement, the Term Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.19 Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 13.20 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21 Release of Liens. At such time as (i) the Termination Date has occurred or (ii) a Ratings Upgrade shall have occurred, if no Event of Default is then continuing the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, and the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

Section 13.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

VEREIT OPERATING PARTNERSHIP, L.P.

By:	/s/ Michael J. Bartolotta
	Name:	Michael J. Bartolotta
	Title:	Executive Vice President and Chief
Financial Officer

VEREIT, INC.

By:	/s/ Michael J. Bartolotta
	Name:	Michael J. Bartolotta
	Title:	Executive Vice President and Chief
Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Rita Lai
	Name:	Rita Lai
	Title:	Executive Director
Booking Branch: New York

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
	Name:	Vanessa Kurbatskiy
	Title:	Vice President
Booking Branch:

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President
Booking Branch:

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frederick H. Denecke
	Name:	Frederick H. Denecke
	Title:	Senior Vice President
Booking Branch: McLean, Virginia

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory
Booking Branch:

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory
Booking Branch:

Signature Page to Credit Agreement